Exhibit 10.12

KEARNY FINANCIAL CORP.

DIRECTORS CONSULTATION AND RETIREMENT PLAN

AS AMENDED AND RESTATED

WHEREAS, Kearny Financial Corp. (“Company”) has previously implemented the Kearny Financial Corp. Directors Consultation and Retirement Plan (“Plan”), and

WHEREAS, the Company wishes to make certain revisions to the Plan with respect to on-going administration of the Plan.

NOW THEREFORE, BE IT RESOLVED that the Plan shall be revised, amended and restated, with such amendments set forth herein effective as of [date], as follows:

ARTICLE I

DEFINITIONS

The following words and phrases as used herein shall, for the purpose of this Plan and any subsequent amendment thereof, have the following meanings unless a different meaning is plainly required by the content:

“Bank” means Kearny Federal Savings Bank, Kearny, New Jersey, and any successor to Kearny Federal Savings Bank.

“Board of Directors” means the Board of Directors of the Company or the Board of Directors of the Bank, as constituted from time to time and successors thereto, as the context requires.

“Change in Control” means the occurrence of any of the following events:

(i)	Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)	Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board of directors (or first nominated by the board of directors for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the board of directors as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations (“Treasury Regulations”) and guidance promulgated thereunder.

“Committee” means the committee provided for in Section 8.11 of the Plan and as of the Effective Date of the Plan, as amended and restated, means the Compensation Committee of the Board of Directors of the Company.

“Company” means Kearny Financial Corp., and any successor to Kearny Financial Corp., or any future parent corporation of the Bank.

“Director” means a member of the Board of Directors of the Company or Board of Directors of the Bank.

“Disability” means the Participant is determined to be totally disabled by the Social Security Administration in a manner consistent with Section 409A of the Code.

“Effective Date” means May 1, 1995, with respect to the initial effective date of the Plan and [date], with respect to the effective date of this amendment and restatement of the Plan.

“Participant” means a Director serving on the Board of Directors of the Company or the Board of Directors of the Bank on or after the Effective Date. A Director’s participation shall continue as long as he or she fulfills all requirements for participation subject to the right of termination, amendment and modification of the Plan as set forth in Section 8.4 of the Plan. Notwithstanding the foregoing, an individual who first becomes a Director on or after the Effective Date of the Plan, as amended and restated, shall not be eligible to participate in the Plan. All Directors of the Company and the Bank at the Effective Date of the amendment and restatement of the Plan shall continue as Participants in the Plan.

“Plan” means this Kearny Financial Corp. Directors Consultation and Retirement Plan, as amended from time to time.

“Retirement Benefit Amount” means the amount determined in accordance with Section 2.5(c) of the Plan.

“Retirement Date” means the date of termination of service as a Director following the Participant’s completion of not less than five (5) Years of Service and attainment of not less than age sixty (60) while serving as a Director. A Director may attain the Retirement Date for service completed at one corporate entity and not yet meet the requirements for the Retirement Date for another corporate entity.

“Termination of Service” means that the Participant ceases service with the Company or the Bank for any reason whatsoever other than by reason of a leave of absence that is approved by the Company or the Bank. Termination of Service shall have the same meaning as “separation from service,” as that phrase is defined in Section 409A of the Code. Whether a “separation from service” has occurred is determined based on whether the facts and circumstances indicate that the Company and/or the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Company or the Bank). The determination of whether the Participant has had a “separation from service” (including while the Participant is on a leave of absence) shall be made by applying the presumptions set forth in the Treasury Regulations under Section 409A of the Code.

“Year of Service” means all years of service as a member of the Board of Directors of the Company and the Board of Directors of the Bank and all predecessor entities; provided, however, service with “predecessor entities” refers only to predecessors of the Bank prior to the Effective Date. A Year of Service shall consist of twelve consecutive months of service. In calculating the Retirement Benefit Amount, Years of Service may differ based upon actual service as a member of the Board of Directors of the Company and as a member of the Board of Directors of the Bank.

ARTICLE II

BENEFITS

2.1 Retirement. Upon a Participant’s Termination from Service with the Company or the Bank, as applicable, a Participant will become eligible to receive benefits under the Plan if he has attained either or both his Retirement Date with the Company and his Retirement Date with the Bank, provided the Participant enters into an agreement to be a consulting director of the Company (in a form similar to that contained in Schedule A to this Plan). For the avoidance of doubt, a Participant may attain his Retirement with the Company without attaining his Retirement Date with the Bank and vice versa depending on the number of Years of Service the Participant has earned with both the Bank and the Company. If a Participant has attained his Retirement Date with either or both the Company and the Bank, upon the Participant’s Termination from Service, the Company will pay the Participant a monthly benefit determined in accordance with Section 2.5 of the Plan. The Company will commence payments of the monthly benefit to the Participant on the first business day of the first calendar month following the Participant’s Termination from Service and will continue to make the monthly benefit payments to the Participant on the first business day of each succeeding calendar month for the life of the Participant. Except as provided for in Sections 2.2 and 2.3 of the Plan, the Company shall have no financial obligation to a Participant who experiences a Termination from Service without attaining his Retirement Date with either the Company or the Bank.

2.2 Change in Control. If a Participant has experienced a Termination from Service prior to the date of a Change in Control and is either receiving a monthly benefit or is eligible to receive a monthly benefit because he had attained his Retirement Date with either or both the Company or the Bank, but which has not yet commenced, the Company will pay the remaining lifetime benefits due to the Participant (based on the Participant’s life expectancy) in a single lump sum payment within five (5) business days of the date of the Change in Control. If a Participant has died prior a Change in Control and his beneficiary or estate is receiving monthly benefit payments, the Company will pay the remaining payments due to the Participant’s beneficiary or estate (as determined in accordance with Section 2.3 of the Plan) in a single lump sum payment within five (5) business days of the date of the Change in Control. If a Participant has not experienced a Termination from Service prior to a Change in Control, the Company will pay the lifetime benefits that would otherwise be due to the Participant had he experienced a Termination from Service as of the date of the Change in Control (whether or not he actually experiences a Termination from Service as of the date of the Change on Control) in a single lump sum payment within five (5) business days of the date of the Change in Control. If a Participant would not otherwise have attained his Retirement Date with the Company or the Bank as of the date of the Change in Control (because of his age and/or Years of Service with the Company or the Bank), the Participant will, for purposes of this Section 2.2, be deemed to have satisfied the minimum age and service requirements necessary to have attained his Retirement Date with both the Company and the Bank as of the date of the Change in Control for purposes of determining his benefits under Section 2.1 of the Plan and then the lump sum equivalent under this Section 2.2. For purposes of this Section 2.2, any lump sum payment will be calculated using as the discount rate the interest rate for 5-year treasury obligations, as reported in the Wall Street Journal, and as in effect as of the date of the Change in Control.

2.3 Death of a Participant. If Participant has experienced a Termination from Service and has received 120 monthly benefit payments from the Company, no further benefit payments will be due to his beneficiary or estate following his death. If a Participant has experienced a Termination from

Service and is receiving monthly benefit payments from the Company but has not received at least 120 monthly benefit payments as of the date of his death, the Company will continue to make the monthly benefit payments (at the same time and same amount as would have been made to the Participant) to the Participant’s beneficiary or estate (if there is no beneficiary) until the total aggregate number of benefit payments made to the Participant and the Participant’s beneficiary or estate equals 120. If a Participant dies prior to experiencing a Termination from Service, the Company will pay the Participant’s beneficiary or estate (if there is no beneficiary) the monthly benefit determined in accordance with Section 2.1 of the Plan, provided, however, that if the Participant would not have attained his Retirement Date with both or either the Company and the Bank as of the date of his death, he shall be deemed to have served as a member of the Board(s) of Director on which he was serving at the time of his death until his Retirement Date. Unless a lump sum payment of the benefits is elected by the Participant on the form set forth in Schedule B to the Plan, the benefit payments will be made monthly to the Participant’s beneficiary or estate (if there is no beneficiary) for a period of 120 months. For purposes of this Section 2.3, any lump sum payment will be calculated using as the discount rate the interest rate for 5-year treasury obligations, as reported in the Wall Street Journal, as in effect as of the date of the Participant’s death.

2.4 Disability of a Participant. Upon a Participant’s Disability, as applicable, a Participant will become eligible to receive benefits under the Plan if he has attained either or both his Retirement Date with the Company and his Retirement Date with the Bank, as of the date of his Disability (determined, however, without regard to any minimum age requirement). For the avoidance of doubt, a Participant may attain his Retirement Date with the Company without attaining his Retirement Date with the Bank and vice versa depending on the number of Years of Service the Participant has earned with both the Bank and the Company. If a Participant has experienced a Disability and has attained his Retirement Date (determined without regard to the Participant’s age) with either or both the Company and the Bank, the Company will pay the Participant a monthly benefit determined in accordance with Section 2.5 of the Plan. The Company will commence payments of the monthly benefit to the Participant on the first business day of the first calendar month following the Participant’s Disability and will continue to make the monthly benefit payments to the Participant on the first business day of each succeeding calendar month for the life of the Participant.

2.5 Determination of Benefit Payments.

(a) A Director’s monthly benefit shall equal the product of (i) one-twelfth (1/12) of the Retirement Benefit Amount specified in Section 2.5(c) and (ii) the Percentage of the Retirement Benefit Amount specified in Section 2.5(b). A Director’s monthly benefit shall be calculated separately with respect to his service with the Company and his service with the Bank.

(b) A Participant’s Percentage of the Retirement Benefit Amount equals 2.5% times the number of Years of Service the Participant has earned serving as a member of the Board of Directors of the Company and/or the Bank, as applicable, provided the Participant’s percentage calculated under this provision shall not exceed 80%. Except as provided for under Section 2.2 of the Plan, a Participant who has not earned at least five (5) Years of Service with either or both the Company or the Bank shall have a percentage equal to 0% with respect to his Retirement Benefit Amount from the Company and/or the Bank.

(c) A Participant’s Retirement Benefit Amount with respect to the Company equals the total highest retainer, regular and special meeting fees, as well as fees for Executive Committee meetings of the Company, paid to a Director by the Company during any twelve (12) consecutive month period during the 24 month period prior to his Termination of Service, death or Disability or Change in Control, as applicable. A Participant’s Retirement Benefit Amount with respect to the Bank equals the total highest retainer, regular and special meeting fees, as well as fees for Executive Committee meetings of the Bank, paid to a Director by the Bank during any twelve (12) consecutive month period during the 24 month period prior to his Termination of Service, death or Disability or Change in Control, as applicable. For purposes of calculating a Participant’s Retirement Benefit Amount with respect to either the Company or the Bank, any compensation paid to the Director under any stock-based plan or bonus arrangement (including the Bank’s Strategic Business Planning Incentive Compensation Program) shall be excluded in the determination of the retainers and fees paid to the Director.

ARTICLE III

INSURANCE

3.1 Ownership of Insurance. The Company or the Bank, in their sole discretion, may purchase one or more life insurance policies on the lives of Participants in order to provide funds to pay part or all of the benefits accrued under this Plan. All rights and incidents of ownership in any life insurance policy that the Company or the Bank may purchase insuring the life of the Participant (including any right to proceeds payable thereunder) shall belong exclusively to such entity or its designated trust, and neither the Participant, nor any beneficiary or any other person claiming under or through him or her shall have any rights, title or interest in or to any insurance policy. The Participant shall not have any power to transfer, assign, hypothecate or otherwise encumber in advance any of the benefits payable thereunder, nor shall any benefits be subject to seizure for the benefit of any debts or judgments, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any life insurance policy purchased pursuant hereto and any proceeds payable thereunder shall remain subject to the claims of the corporate general creditors.

3.2 Physical Examination. As a condition of becoming or remaining covered under this Plan, each Participant, as may be requested by the Company from time to time shall take a physical examination by a physician approved by an insurance carrier. The cost of the examination shall not be borne by the Participant. The report of the examination shall be transmitted directly from the physician to the insurance carrier designated by the Company to establish certain costs associated with obtaining insurance coverage as may be deemed necessary under this Plan. Examinations shall remain confidential among the Participant, the physician and the insurance carrier and shall not be made available to the Company in any form or manner.

3.3 Death of Participant. On death of the Participant, the proceeds derived from an insurance policy(ies), if any, shall be paid to the sponsoring entity or its designated trust.

ARTICLE IV

TRUST

4.1 Trust. Except as may be specifically provided in this Plan, nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Bank and the Participant or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company. No person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. The Company shall not be under any obligation to use such funds solely to provide benefits hereunder, and no representations have been made to a Participant that such funds can or will be used only to provide benefits hereunder. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

In order to facilitate the accumulation of funds necessary to meet the costs of the Company under this Plan (including the provision of funds necessary to pay premiums with respect to any life insurance policies purchase pursuant to Article III of the Plan and to pay benefits to the extent that the cash value and/or proceeds of any such policies are not adequate to make payments to a Participant or his or her beneficiary as and when the same are due under the Plan), the Company may enter into a trust agreement. The Company, in its discretion, may elect to place any life insurance policies purchased pursuant to Article III of the Plan into the trust. In addition, such sums shall be placed in the trust as may from time to time be approved by the Board of Directors of the Company, in its sole discretion. To the extent the assets of the trust and/or the proceeds of any life insurance policy purchased pursuant to Article III of the Plan are not sufficient to pay benefits accrued under this Plan, such payments shall be made from the general assets of the Company.

ARTICLE V

VESTING

5.1 Vesting. All benefits under this Plan are deemed non-vested and forfeitable prior to a Participant’s Retirement Date. Notwithstanding the foregoing, all benefits payable hereunder shall be deemed 100% non-forfeitable by the Participant upon the attainment of his Retirement Date with the Company or the Bank, upon a Change in Control, upon a Participant’s Disability following not less than five Years of Service, or upon the death of the Participant. No benefits shall be deemed payable hereunder for any time period prior to the time that such benefits shall be deemed 100% non-forfeitable.

ARTICLE VI

TERMINATION OF SERVICE

6.1 Termination. All rights of the Participant hereunder shall terminate immediately upon the Participant ceasing to be in the active service of the Company or the Bank prior to the time that benefits payable under the Plan shall be deemed to be 100% non-forfeitable. A leave of absence approved by the Board of Directors shall not constitute a cessation of service within the meaning of this Section 6.1, within the sole discretion of the Board of Directors of the Company.

ARTICLE VII

FORFEITURE OR SUSPENSION OF BENEFITS

7.1 Forfeiture or Suspension of Benefits. Notwithstanding any other provision of this Plan to the contrary, benefits shall be forfeited or suspended during any period of paid service with the Company or the Bank following the commencement of benefit payments, within the sole discretion of the Committee and in a manner consistent with Section 409A of the Code.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Other Benefits. Nothing in this Plan shall diminish or impair the Participant’s eligibility, participation or benefit entitlement under any other benefit, insurance or compensation plan or agreement of the Company or the Bank now or hereinafter in effect. Upon retirement as a Director, Participants shall no longer be eligible for reimbursement from the Bank for the costs associated with enrollment in the Bank’s medical insurance plans or reimbursement for the costs associated with attendance at industry conferences.

8.2 No Effect on Employment or Service. This Plan shall not be deemed to give any Participant or other person in the employ or service of the Company or the Bank any right to be retained in the employment or service of the Company or the Bank, or to interfere with the right of the Company or the Bank to terminate any Participant or other person at any time and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in this Plan.

8.3 Legally Binding. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.

8.4 Termination, Amendment and Modification. The Company, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan. Any such termination, modification or amendment shall not terminate or diminish any rights or benefits accrued by any Participant prior the termination, modification or amendment. The Company shall give thirty (30) days’ notice in writing to any Participant prior to the effective date of any amendment, modification or termination of this Plan. Notwithstanding the foregoing, in no event shall such benefits payable under the Plan be reduced below those provided for in Section 2.5 of the Plan. Except as provided below, in no event may the Company terminate, modify or amend the Plan following a Change in Control or the execution of any legal document to effect a transaction that would be considered a Change in Control. Subject to the requirements of Section 409A of the Code, in the event of complete termination of the Plan, the Plan shall cease to operate and the Company shall pay out to the Participant his or her benefit as if the Participant had a Termination from Service as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a) The Company may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) The Company may terminate the Plan by irrevocable action of the Board of Directors taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c) The Company may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within 3 years following the date of termination of the arrangement.

8.5 Arbitration. Any controversy or claim arising out of or relating to any contract or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration hearing to be held at the offices of the American Arbitration Association (“AAA”) nearest to the home office of the Company, unless otherwise mutually agreed to by the Participant and the Company, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

8.6 Limitation. No rights of any Participant are assignable by any Participant, in whole or in part, either by voluntary or involuntary act or by operation of law. Rights of Participants hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or garnishment by creditors of the Participant. Such rights are not subject to the debts, contracts, liabilities, engagements, or torts of any Participant. No Participant shall have any right under this Plan or any trust referred to in Article IV of the Plan or against any assets held or acquired pursuant thereto other than the rights of a general, unsecured creditor of the Company pursuant to the unsecured promise of the Company to pay the benefits accrued hereunder in accordance with the terms of this Plan. The Company has no obligation under this Plan to fund or otherwise secure its obligations to render payments hereunder to Participants. No Participant shall have any voice in the use, disposition, or investment of any asset acquired or set aside by the Company to provide benefits under this Plan.

8.7 ERISA and IRC Disclaimer. It is intended that the Plan be neither an “employee welfare benefit plan” nor an “employee pension benefit plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Further, it is intended that the Plan will not cause the interest of a Participant under the Plan to be includible in the gross income of such Participant prior to the actual receipt of a payment under the Plan for purposes of the Code. No representation is made to any Participant to the effect that any insurance policies purchased by the Company or the Bank or assets of any trust established pursuant to this Plan will be used solely to provide benefits under this Plan or in any way shall constitute security for the payment of such benefits. Benefits payable under this Plan are not in any way limited to or governed by the proceeds of any such insurance policies or the assets of any such trust. No Participant in the Plan has any preferred claim against the proceeds of any such insurance policies or the assets of any such trust.

8.8 Conduct of Participants. Notwithstanding anything contained herein to the contrary, no payment of any then unpaid benefits shall be made and all rights under the Plan of a Participant, or any other person, to receive unpaid benefit shall be forfeited if the Participant engages in any activity or conduct which in the opinion the Board(s) of Directors of the Company or the Bank is inimical to the best interests of the Company or the Bank.

8.9 Incompetency. If the Company shall find that any person to whom any payment is payable under the Plan is deemed unable to care for his or her personal affairs because of illness or accident, any payment due (unless a prior claim related to that payment shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board of Directors may determine in its sole discretion. Any such payments shall constitute a complete discharge of the liabilities of the Company under the Plan.

8.10 Construction. The Company shall have full power and authority to interpret, construe and administer this Plan and the Company’s interpretations and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. Directors of the Company and the Bank shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful, gross misconduct or lack of good faith.

8.11 Plan Administration. The Board of Directors of the Company shall administer the Plan; provided, however, that the Board of Directors may appoint an administrative committee (“Committee”) to provide administrative services or perform duties required by this Plan. The Committee shall have only the authority granted to it by the Board of Directors. All prior obligations of the Bank under the Kearny Federal Savings Bank Directors Consultation and Retirement Plan shall be assumed by the Company as of the original Effective Date of the Plan; provided, however, the Bank shall reimburse the Company for all such obligations assumed. Further, the Bank shall reimburse the Company for all obligations under the Plan attributable to compensation paid by the Bank to each Plan Participant.

8.12 Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New Jersey, except to the extent that Federal law shall be deemed to apply. No payments of benefits shall be made hereunder if the Board of Directors of the Company, or counsel retained thereby, determines that such payments would be in violation of applicable regulations, or likely result in imposition of regulatory action, by the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation or other appropriate banking regulatory agencies.

8.13 Successors and Assigns. The Plan shall be binding upon any successor or successors of the Company, and unless clearly inapplicable, reference herein to the Company shall be deemed to include any successor or successors of the Company.

8.14 Sole Agreement. The Plan expresses, embodies, and supersedes all previous agreements, understandings, and commitments, whether written or oral, between the Company and any Participants with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated, to be executed by its duly authorized officers.

Kearny Financial Corp.

By:
Date		CRAIG L. MONTANARO

	Title:	President/CEO

Date	Witness:	SHARON JONES

SVP/Corporate Secretary